Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KnightSwan Acquisition Corporation (the “Company”) on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 8, 2021, with respect to our audit of the financial statements of KnightSwan Acquisition Corporation as of September 30, 2021 and for the period from August 13, 2021 (inception) through September 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

December 22, 2021